Exhibit 4.1



                         Proprietary and Confidential





                             INVESTMENT AGREEMENT


                                   Between



                        ADVANCED TISSUE SCIENCES, INC.



                                     And


                        RAMIUS HATTERAS PARTNERS, L.P.



                         Dated as of February 9, 1996

     INVESTMENT AGREEMENT dated as of February 9, 1996 between Ramius Hatteras Partners, L.P. (the "Investor") and Advanced Tissue Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to $50,000,000 in the Company's Common Stock, par value $.01 per share (the "Common Stock").

     NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I

                     Purchase and Sale of Common Stock
                     ---------------------------------

         Section 1.1 Purchase and Sale of Common Stock. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to $50,000,000 of the Common Stock.

     Section 1.2  Delivery of Put Notices.

            (a) At any time prior to the earlier of (i) the date which is two years from the date hereof or (ii) termination of this Agreement in accordance with Article V herein, the Company may deliver written notices to the Investor (each such notice hereinafter referred to as a "Put Notice") stating a dollar amount (the "Dollar Amount") of Common Stock which the Company intends to sell to the Investor five business days following the date (the "Put Notice Date") on which the Put Notice is given to the Investor by the Company in accordance with Section 6.4 herein. "Business day" shall mean any day on which the New York Stock Exchange is open for trading. The Dollar Amount designated by the Company in any given Put Notice shall be an amount equal to at least $1,000,000, shall be in increments of $500,000, and shall not exceed $15,000,000, provided that the Investor, in its sole discretion, may refuse to invest all or any portion of a Dollar Amount designated by the Company in a Put Notice if the investment by the Investor of the entire Dollar Amount would result in the Investor purchasing, at the closing associated with such Put Notice, shares of Common Stock at a price determined in accordance with
Section 1.3(a) herein, which, when aggregated with the shares of Common Stock beneficially or deemed beneficially owned by Investor pursuant to the Warrants (as defined in Section 6.1(b) below) ("Warrant Shares") and all other shares of Common Stock acquired by the Investor pursuant to this Agreement in the three months preceding the applicable closing (after giving effect to all adjustments made pursuant to Section 1.3 herein), would result in the Investor owning more than 4.9% of the Common Stock outstanding on the Put Notice Date, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder. The Put Notice shall include a representation of the Company as to the Common Stock outstanding on the Put Notice Date as determined in accordance


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with Section 13(d) of the Exchange Act.  In the event that the amount of
Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder is different on a closing date than on the Put Notice Date associated with such closing date, the amount of Common Stock outstanding on such closing date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement in the three months preceding such closing date and Warrant Shares, would own more than 4.9% of the Common Stock following such closing date.

          (b) Notwithstanding any of the foregoing, the Company may not deliver a Put Notice if (i) the closing trading price of the Common Stock on the NASDAQ National Market, American Stock Exchange or New York Stock Exchange (whichever is the principal trading exchange for the Common Stock, the "Principal Market"), as reported by the Principal Market, on the day prior to delivery of such Put Notice was less than $2.00 or (ii) if trading of the Common Stock on the Principal Market is suspended or the Common Stock is delisted from the Principal Market, or (iii) if the Common Stock is not registered under the Exchange Act or if the Registration Statement (as defined below) is no longer effective or is subject to a stop order or is otherwise suspended, or (iv) if a Valuation Period (as defined below) is in progress.
If any of the events described in clauses (i) to (iii) above occurs after a Put Notice is delivered but prior to the Closing associated with such Put Notice, such Put Notice shall be null, void and of no force and effect and a new Put Notice shall be required following the termination of any such events.

     Section 1.3  Determination of Share Number; Valuation Period.

        (a) The initial number of shares (an "Initial Share Number") that the Company shall be obligated to issue and sell and the Investor shall be obligated to purchase in connection with a Put Notice shall be equal to the number obtained by (i) dividing (x) the Dollar Amount designated in such Put Notice by (y) 95% of the closing trading price of the Common Stock on the Principal Market on the Put Notice Date, as reported by the Principal Market (such closing trading price hereby defined as the "Initial Share Price") and
(ii) rounding to the nearest whole number.

        (b) The "Valuation Period" in connection with each purchase of Common Stock shall commence on the Closing Date with respect to such purchase and shall continue for such number of days as is determined by (i) dividing (x) the Initial Share Number applicable to such purchase by (y) 8% to 12% (as determined by the Company in the Put Notice applicable to such purchase provided that if the Company does not so determine, such percentage shall be 10%) of the Average Daily Trading Volume of the Common Stock during the thirty Trading Days immediately preceding the Put Notice Date applicable to such purchase and (ii) rounding to the nearest full Trading Day. For purposes of this Agreement "Average Daily Trading Volume" shall mean, with respect to any measuring period, the average of the daily trading volumes, as published in the Wall Street Journal, of the Common Stock on the Principal Market during such measuring


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

period.   For purposes of this section "Trading Days" shall mean days on which the Common Stock was traded on the Principal Market.

       (c) If the Average Daily Trading Volume during any Valuation Period as determined for the period commencing on the first day of each Valuation Period and ending on the day (rounded to the nearest full day) on which 67% of such Valuation Period has occurred, after giving effect to any and all adjustments made pursuant to Section 1.5(b)(iv) herein (a "Mid-Period Calculation Date") is less than 67% of the Average Daily Trading Volume for the thirty Trading Days immediately preceding the Put Notice Date associated with such Valuation Period, the Investor shall have a one-time option with respect to each Put Notice, exercisable at its sole discretion, to extend such Valuation Period by fifteen Trading Days. Such election shall be made by notifying the Company in writing, no later than twenty four hours following the close of business, E.S.T. or E.D.T. (whichever is applicable) on the Mid-Period Calculation Date, of its election to so extend such Valuation Period.

        (d) Notwithstanding Section 1.3(a) (above), and except as hereinafter provided, if the Average Share Price (hereinafter defined) during any Valuation Period is less than the Initial Share Price of the Common Stock purchased in connection with such Valuation Period, then the Company shall deliver to the Investor, at no additional cost to the Investor, and in addition to the Initial Share Number associated with such Valuation Period, the number of shares of Common Stock ("Additional Shares") that is obtained by subtracting (x) such Initial Share Number from (y) the quotient obtained by dividing the Dollar Amount by 95% of the Average Share Price (rounded to the nearest whole number); provided that if such issuance of Additional Shares would result in the Investor being the beneficial owner of 10% or more of the outstanding shares of Common Stock after taking into account all Warrant Shares, then in lieu of issuing such portion of Additional Shares as would cause the Investor to meet or exceed the 10% limit, the Company shall promptly pay in cash to Investor an amount equal to the product of (i) the Average Share Price and (ii) the Excess Additional Shares. For purposes of this
Section 1.3(d), "Excess Additional Shares" shall mean, at the time of calculation, the difference between the amount of Additional Shares to which the Investor would otherwise be entitled pursuant to this subsection 1.3(d) at such time and the amount of Additional Shares which, when added to all other shares of Common Stock beneficially owned by the Investor at such time, taking into account the Warrant Shares, would equal 10% or more of the outstanding shares of Common Stock at the time of calculation.

     (e) Notwithstanding Section 1.3(a) above, and except as hereinafter provided, if the Average Share Price during any Valuation Period is greater than the Initial Share Price of the Common Stock purchased in connection with such Valuation Period, the Investor shall pay to the Company the dollar amount by which (x) the product of 95% of the Average Share Price and the Initial Share Number exceeds (y) the product of 95% of the Initial Share Price and the Initial Share Number rounded to the nearest whole number.


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

      (f) For purposes hereof, the Average Share Price shall mean the average of the per share daily low trading prices of the Company's Common Stock on the Principal Market, as reported by the Principal Market during the applicable Valuation Period.

     (g) In the event that during a Valuation Period there is any stock split, reverse split or combination, stock dividend or similar such event with respect to the Common Stock, there shall be effected an appropriate adjustment to the Initial Share Number, Initial Share Price, Average Share Price and Additional Shares to place the Investor in the same position as it would have been had such event not occurred, and in the event of any dispute in connection with this paragraph, the adjustment shall be determined by arbitration before a single arbitrator in New York, New York, in accordance with the prevailing rules of the American Arbitration Association.

     Section 1.4  Closing.

      (a) Each closing of the purchase and sale of Common Stock (a "Closing") shall take place at the offices of the Investor, at 10:00 a.m., local time on the fifth business day following the Put Notice Date to which such Closing relates, or the earliest date thereafter on which all conditions to Closing have been satisfied. Each date on which a Closing occurs is referred to herein as a "Closing Date."

      (b) (i) On each Closing Date, the Company shall deliver to the Investor certificates representing the Initial Share Number to be issued and sold to the Investor on such date and registered in the name of the Investor or deposit such Initial Share Number into the accounts designated by the Investor and (ii) on each Closing Date, the Investor shall deliver to the Company the Dollar Amount with respect to such closing by cashier's check or wire transfer in immediately available funds to such account as shall be designated in
writing by the Company.   In addition, each of the Company and the Investor
shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement at or prior to each Closing.

     Section 1.5.  Registration.

       (a) All shares (including Additional Shares) of Common Stock issued to the Investor pursuant to this Agreement shall, at the time of such issuance and for so long thereafter as is required by this Agreement, be subject to an effective registration statement on Form S-3 or an equivalent thereof, covering both the issuance of Shares and Additional Shares by the Company to the Investor hereunder and the resale or other disposition thereof by the Investor at any time and from time to time after each such issuance. In addition, all Warrant Shares issued to any Warrant Holder (such term as used herein to be defined as in the Warrant) pursuant to the Warrant shall, on the earlier to occur of (i) 180 days following the date of this Agreement and (ii) delivery to the Investor of the first Put Notice hereunder, be subject to an effective registration statement on Form S-3 or an equivalent thereof covering both the issuance of the Warrant Shares by the Company to any Warrant Holder and the resale or other disposition thereof by any


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

Warrant Holder at any time and from time to time after each such issuance.
The Initial Share Number, Additional Shares and Warrant Shares shall be referred to collectively herein as the "Shares". The registration statements described in this Section 1.5(a) (together with all amendments and supplements thereto, the "Registration Statement") shall, in accordance with Section 1.5(b) below, remain effective pursuant to the provisions of Regulation
230.415 of the Securities Act of 1933 (the "1933 Act") or otherwise, (x) in the case of any Registration Statement covering Shares issued pursuant to this Agreement, at all times during the term of this Agreement and for a period of 90 days after termination of this Agreement or, if this Agreement is terminated during a Valuation Period, for a period of 90 days following the end of such Valuation Period, and (y) in the case of any Registration Statement covering the Warrant Shares at all times during the term of the Warrant and for a period of three years thereafter, but in any event not after the Investor or any Warrant Holder, as the case may be, in the reasonable opinion of its counsel, is free to sell such securities without compliance with the registration provisions under the 1933 Act, and any applicable state securities laws (as applicable, the "Registration Period").

        (b) The Company shall, as expeditiously as reasonably possible and in accordance with Section 1.5(a) herein:

             (i) Prepare and file with the Securities and Exchange Commission ("SEC") such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement.

             (ii) Furnish to the Investor or any Warrant Holder, as the case may be, such numbers of copies of a prospectus, in conformity with the requirements of the Act, and such other documents as the Investor or Warrant Holder, as the case may be, may reasonably require in order to facilitate the disposition of shares sold pursuant to this Agreement or issued pursuant to the Warrant and owned by such Investor or Warrant Holder.

             (iii) Insure that all Shares subject to the Registration Statement shall at all times during the applicable Registration Period be registered and qualified under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by the Investor or the Warrant Holder, as the case may be, provided that the Company shall not be required in connection herewith or as a condition hereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             (iv) Notify the Investor and/or any Warrant Holder of the happening of any event or the existence of any circumstance (without any obligation to disclose the specific actual event or circumstance) as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of material fact or


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

omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and either (A) as soon as may be practicable, prepare and file with the SEC such amendments and supplements to such Registration Statement and prospectus used in connection therewith as may be necessary to eliminate or correct such untrue statement or omission and otherwise to cause such registration statement and prospectus to remain current and useable for the purposes intended hereunder, or (B) further notify the Investor and/or the Warrant Holder, as the case may be, at the time of any notification to Investor and/or the Warrant Holder, as the case may be, pursuant to the foregoing provisions of this Section 1.5(b)(iv) of the Company's election to suspend and extend for a period of up to thirty (30) calendar days (a "Suspension Period") the Company's obligations pursuant to the preceding clause (A) of this Section 1.5(b)(iv); provided that the Company will, at or before the expiration of any such Suspension Period, fully satisfy and discharge its obligations pursuant to such preceding clause (A); and provided further that no Suspension Period may commence less than ninety (90) days after the expiration of the then most recent Suspension Period, and the Company may establish no more than two (2) Suspension Periods in any twelve
(12) consecutive months during which the Registration Statement is to remain effective pursuant to Section 1.5(a). The Company, the Investor and the Warrant Holder understand and acknowledge that, during any Suspension Period, the Company will be unable to sell Common Stock to the Investor in accordance with or under the Registration Statement and that Investor and/or the Warrant Holder may be unable to sell or otherwise dispose of Shares of Common Stock theretofore acquired by the Investor and/or the Warrant Holder hereunder or pursuant to the Warrant in accordance with the Registration Statement or otherwise. The foregoing shall not, however, limit or interfere in any way with the acquisition or disposition by the Investor and/or the Warrant Holder of the Shares, or any other shares or securities of the Company by other lawful means. Any Valuation Period falling within any Suspension Period, in whole or in part, shall be suspended during such Suspension Period and shall be extended by the entire length of that portion of the applicable Suspension Period which occurred during the original applicable Valuation Period.

             (v) Make available for inspection by the Investor's designated representatives (which shall be one or more organizations which are unaffiliated with Investor, are experienced in corporate finance and are reasonably acceptable to the Company), upon request from time to time, all SEC Documents (as hereinafter defined), require the Company's officers and, to the extent reasonably necessary to enable the Investor's designated representatives to conduct reasonably appropriate due diligence with respect to each Put Notice, and, in each case, subject to the prior consent of the Company's Chief Executive Officer or President, which consent shall not be unreasonably delayed or denied, the Company's employees to supply all information reasonably requested by the Investor's designated representatives in connection with the Registration Statement, require the Company's officers and, to the extent reasonably necessary to enable the Investor's designated representatives to conduct reasonably appropriate due diligence and, in each case, subject to the prior consent of the Company's Chief Executive Officer or President which consent shall not be unreasonably delayed or


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

denied, the Company's employees to meet with representatives of the Investor's designated representatives, during normal business hours and on such basis as the Investor's designated representatives may reasonably request, invite the Investor's designated representatives to attend any and all meetings organized by the Company for purposes of disseminating information about the Company to securities analysts generally and make available to the Investor's designated representatives, contemporaneously with the provision of such information, any and all information about the Company provided by the Company to securities analysts. In addition, the Company will permit Investor's designated representatives access to the Company's premises and, in each case, subject to the prior consent of the Company's Chief Executive Officer or President which consent shall not be unreasonably delayed or denied, personnel, consultants, agents, attorneys, accountants, customers, suppliers, bankers, and others who have significant relationships or agreements with the Company and the Company's assets, books and records and the Company will provide Investor's designated representatives with information (financial and otherwise) concerning the Company to enable Investor's designated representatives to conduct reasonably appropriate ongoing due diligence review of the Company. The Company will disseminate to the Investor's designated representatives all press releases and public information disseminated by the Company at the same time it disseminates such releases and information to others. Nothing herein shall require the Company to disclose non-public information to the Investor and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, and in any event prior to any Closing, the Company will notify the Investor's designated representatives of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by the Investor's designated representatives) which, if not disclosed in the prospectus included in the Registration Statement required to be effective at the time of each Closing would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 1.5(b)(v) shall be construed to mean that the Investor's designated representatives may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent the Investor from notifying the Company that the Investor believes, based on its designated representatives' due diligence, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, provided, however, that in no event shall the Investor's designated representatives disclose to the Investor the nature of the specific event or circumstance constituting any non-public information discovered by the Investor's designated representatives in the course of their due diligence. The Investor's designated representatives shall make complete disclosure to the Investor's independent counsel of all events or circumstances, including any non public information,


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

discovered by the Investor's designated representatives in the course of their due diligence and upon which the Investor's designated representatives form the opinion that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Upon receipt of such disclosure, the Investor's independent counsel shall communicate with the Company's independent counsel, requesting that such material facts be included in the Registration Statement. If the Company disputes that some or all of such material facts are material, the Investor's independent counsel shall be free to disclose to and discuss with the Investor such material facts deemed by the Company not to be material, including, without limitation, non public information.

      As a condition to the Company's obligations under this subparagraph (v), Investor's designated representatives shall enter into a confidentiality agreement with the Company in form and substance satisfactory to the Company.

      If the Company's Chief Executive Officer or President shall unreasonably delay or deny consent as to any matter in this subparagraph (v) for which his consent is required, the Investor shall not be obligated to purchase the Initial Share Number which is the subject of the respective Put Notice.

             (vi) Except as required, in the opinion of the Company's counsel, by law or consented to in advance by Investor (which consent shall not be unreasonably withheld) refrain from using the name of Investor in the Registration Statement or other regulatory filings (including SEC Documents).

                  (c) (i) The Company shall indemnify, defend and hold harmless the Investor and Warrant Holder from and against, and shall reimburse such Investor and any Warrant Holder with respect to, any and all claims, suits, demands, causes of action, losses, damages, liabilities, costs or expenses ("Liabilities") to which such Investor or any Warrant Holder may become subject under the 1933 Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any prospectus contained therein, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Investor or any Warrant Holder of the Shares issued pursuant to this Agreement or the Warrant in writing specifically for use in the preparation thereof and (ii) any sale or disposition of Shares by the Investor or any Warrant Holder, as the case may be, pursuant to the Registration Statement during any Suspension Period, provided Investor or any Warrant Holder, as the case may be, is notified of such Suspension Period in advance of any such sale or disposition.


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                      (ii)  Promptly after receipt by the Investor and/or any
Warrant Holder of notice of the commencement of any action, the Investor and/or the Warrant Holder, as the case may be, shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing thereof, but the omission so to notify the Company shall not relieve the Company from any Liability which it may have to the Investor and/or any Warrant Holder other than under this section and shall only relieve it from any Liability which it may have to the Investor and/or any Warrant Holder under this section if and to the extent the Company is prejudiced by such omission. In case any such action shall be brought against the Investor and/or any Warrant Holder and the Investor and/or any Warrant Holder shall notify the Company of the commencement thereof, the Company shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to the Investor and/or the Warrant Holder, as the case may be, and, after notice from the Company to the Investor and/or any Warrant Holder, as the case may be, of its election so to assume and undertake the defense thereof, the Company shall not be liable to the Investor and/or any Warrant Holder under this section for any legal expenses subsequently incurred by the Investor and/or any Warrant Holder in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that if the defendants in any such action include both the Company and the Investor and/or any Warrant Holder and the Investor and/or any Warrant Holder shall have reasonably concluded that there may be reasonable defenses available to them which are different from or additional to those available to the Company or if the interests of the Investor and/or any Warrant Holder reasonably may be deemed to conflict with the interests of the Company, the Investor and/or any Warrant Holder, as the case may be, shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reim-bursed by the Company as incurred. If the Investor is a defendant in such action, the Investor shall select such separate counsel to represent the Investor and all Warrant Holders; however, if the Investor is not a defendant, such separate counsel shall be selected by the majority of the Warrant Holders named as defendants. The legal fees and expenses of any Warrant Holder choosing not to be represented by such separate counsel selected by the Investor or the majority of the Warrant Holders, as the case may be, shall be borne by such Warrant Holders.

                  (d) If the indemnification provided for in Section 1.5(c) above is unavailable to the Investor or any Warrant Holder in respect of any Liabilities (as defined above), then the Company, in lieu of indemnifying the Investor or any Warrant Holder, as the case may be, shall contribute to the amount paid or payable by such Investor or any Warrant Holder as a result of such Liabilities, such proportion of such Liabilities as is appropriate to reflect the relative fault of the Company and of the Investor or any Warrant Holder, as the case may be, in connection with such statements or omissions described in Section 1.5(c)(i) above, as well as any other relevant equitable considerations. The relative fault of the Company and of the Investor or any Warrant Holder, as the case may be, shall be determined by reference to, among other things, whether the untrue or alleged


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

untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Investor or any Warrant Holder, as the case may be, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. "Liabilities" pursuant to this Section 1.5(d) and
Section 1.5(c) shall be deemed to include without limitation any legal or other expenses reasonably incurred by the Investor and any Warrant Holder in connection with investigating or defending any action or claim by a third party and in connection with any enforcement of this Section 1.5(d) and
Section 1.5(c).

                  (e) (i) All fees, costs and expenses of and incidental to the Registration Statement shall be borne by the Company (other than such fees, costs and expenses as are in the nature of commissions incurred in connection with the sale of Shares by the Investor or any Warrant Holder).

                       (ii) The fees, costs and expenses of registration to be borne by the Company as provided in this subsection (e) shall include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, (other than with respect to the comfort letter referred to in Section 4.2(h)) and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky laws of any jurisdiction or jurisdictions in which securities to be offered are to be registered and qualified.

     Section 1.6. Adjustments. Each time the Investor shall be entitled to the issuance of Additional Shares as provided in Section 1.3(d), the Company shall deliver to the Investor at the offices of the Investor on the third
(3rd) business day after the end of the Valuation Period applicable to the issuance of such Additional Shares one or more certificates representing the Additional Shares so to be delivered in accordance with this Agreement, registered in the name of the Investor, or deposit such Additional Shares into accounts designated by the Investor. Each time the Company or the Investor shall be entitled to an additional dollar payment as provided in Section 1.3(e) or 1.3(d), as the case may be, the Company or the Investor, as the case may be, shall make such payment on the third (3rd) business day after the end of the Valuation Period applicable to such payment by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Company or the Investor, as the case may be.

     Section 1.7 Rescheduling. If after the date of any Put Notice and prior to the expiration of the Valuation Period relating to such Put Notice
(a) the Company shall distribute to its shareholders any property or assets outside the ordinary course of business (including without limitation spin-offs and the like) or (b) any person shall (x) publicly announce a tender offer or exchange offer for the Company's Common Stock, or (y) publicly announce plans for a merger, consolidation or potential change in control of the Company, the Investor may in its sole discretion elect by written notice to the Company to shorten the Valuation Period relating to such Put Notice so as to end on a date which is either before or after the consummation of the record date for the consummation of any such transaction, which election must be made prior to consummation of any such transaction. For purposes of the foregoing, it is understood and agreed that the Investor may, but shall not be required to, reduce or entirely eliminate a Valuation Period pursuant to this Section 1.7.

     Section 1.8 Delisting/Deregistration. If, during any Valuation Period or within thirty (30) days after the end of such Valuation Period, (i) the Common Stock is delisted from the Principal Market or (ii) the Common Stock is not registered under the Exchange Act, Investor shall have the right, at its option in its sole discretion, which right shall be exercised within thirty
(30) days of such delisting or deregistration, to sell to the Company, and the Company agrees to buy, promptly upon the exercise of such right by Investor, all or any part of the Initial Share Number and Additional Shares issued to and then held by the Investor in connection with the most recent Put Notice at a price equal to the Initial Share Price (if prior to the end of the Valuation Period) and at a price equal to the Average Share Price (if subsequent to the Valuation Period) for each such Share and Additional Share.

     Section 1.9 Suspension. In addition to, and not in any way in limitation of the provisions contained in Section 1.5(b)(iv), if during any Valuation Period or within thirty (30) days after the end of such Valuation Period trading of the Common Stock on the Principal Market is suspended or if any registration statement with respect to the Shares or Additional Shares (including the Registration Statement) is no longer effective or subject to a stop order or otherwise suspended by the Company or as a result of action or inaction by the Company, then (i) the Valuation Period shall be suspended as described in Section 1.5(b)(iv), (ii) with respect to Shares then held by the Investor (exclusive of the Warrant Shares) the following figures shall be substituted for the 95% figure contained in Section 1.3(a)(y) above and (iii) the Company shall deliver to the Investor within two (2) Business days of Investor providing documentation of Shares (other than Warrant Shares) then held by Investor, an amount in cash equal to the difference between that portion of the total amount previously paid by the Investor to the Company for Shares (other than any Warrant Shares) issued to and then held by the Investor in connection with such Valuation Period and the total amount which the Investor should have paid to the Company for such Shares, based on the figures listed below, after giving effect to all prior payments made by the Company to the Investor pursuant to this Section 1.9.

     TIME PERIOD FROM SUSPENSION DATE                 PERCENT
     --------------------------------                 -------

     31-60 days after date of suspension                93%

     61-90 days after date of suspension                91%

     91-120 days after date of suspension               89%

         In addition to the foregoing, in the event of any suspension for more than 120 days, on the 120th day of such suspension either (i) the Company shall deliver to the Investor, pursuant to Section 1.3(d), such number of Additional Shares as is equal to the number of Additional Shares to which the Investor would be entitled pursuant to Section 1.3(d) based on (a) the Average Share Price of the Common Stock for the originally scheduled Valuation Period, assuming trading occurred on the Principal Market during each day of such Valuation Period or (b) if trading did not occur on the Principal Market on each day of the originally scheduled Valuation Period, the Average Share Price for the number of days in the originally scheduled Valuation Period on which trading on the Principal Market did occur (in either case, a "Determination Date") or (ii) the Investor shall deliver to the Company the additional dollar amount to which the Company would be entitled pursuant to Section 1.3(e) based on the Average Share Price of the Common Stock on the Determination Date, whichever is applicable. In the event that trading of the Common Stock recommences after a suspension of 120 days or more, the Valuation Period in progress at the time of such suspension shall recommence and shall be redefined as the period (the "Post Suspension Valuation Period") consisting of the number of days in the originally scheduled Valuation Period which occurred prior to the relevant suspension plus the number of days in the originally scheduled Valuation Period which occurred following the end of the relevant suspension. Furthermore, on the 120th day of said suspension, for purposes of determining the Average Share Price, the Investor shall elect, at its option, to utilize either (a) the originally scheduled Valuation Period, or in the event that trading did not occur on the Principal Market on each day of the originally scheduled Valuation Period, the number of days of the originally scheduled Valuation Period on which trading on the Principal Market did occur, or (b) the Post Suspension Valuation Period. If the Investor elects option (b) above, and if, based on the Average Share Price during the Post Suspension Valuation Period, the Investor would be entitled, pursuant to
Section 1.3(d), to receive an amount of Additional Shares in excess of any Additional Shares issued to the Investor on the 120th day following the relevant suspension, Company shall deliver to the Investor, within two business days of the last day of the Post-Suspension Valuation Period such excess amount of Additional Shares. If, however, based on the Average Share Price during the Post Suspension Valuation Period, the Investor would be entitled, pursuant to Section 1.3(d) to fewer Additional Shares than the number of Additional Shares issued to the Investor on the 120th day of the relevant suspension, or if Investor would be required, based on the Average Share Price during the Post Suspension Valuation Period, to pay an additional dollar amount to the Company, pursuant to Section 1.3(e), which is greater than any dollar amount paid by the Investor to the Company on the 120th day of the relevant suspension, then the Investor shall make a payment in cash to the Company such that the total dollar amount paid to the Company with respect to the Shares issued in connection with the relevant Put Notice equals the product of (a) 89% of the Average Share Price for the relevant Post Suspension Valuation Period and (b) the Shares issued in connection with the relevant Put Notice, such payment to be made within two Business days of the last day of the Post Suspension Valuation Period.

                                  ARTICLE II

                       Representations and Warranties
                       ------------------------------

     Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the
Investor:

             (a) Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any active subsidiaries, except for those identified in the SEC Documents (as hereinafter defined). Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole.

             (b) Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agree-ment and the Warrants and to issue all Shares and Additional Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or Stockholder(s) is required, (iii) this Agreement and the Warrants have been duly executed and delivered by the Company, and (iv) this Agreement and the Warrants constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

             (c) Capitalization. As of September 30, 1995 the authorized capital stock of the Company and the shares thereof currently issued and outstanding are as described in the Company's quarterly report on Form 10-Q for the period then ended. All of the outstanding shares of the Company's Common Stock have been validly issued and are fully paid and nonassessable.
No shares of Common Stock are entitled to preemptive rights. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

             (d) Issuance of Shares. The issuance of all Shares and Additional Shares has been duly authorized and all such Shares, when paid for or issued in accordance with the terms hereof and pursuant to the Warrants, shall be validly issued, fully paid and non-assessable. The Company has authorized and reserved for issuance to Investor the requisite number of shares of Common Stock to be issued pursuant to the Warrants.

             (e) Agreements. As of the date of this Agreement, except as may be set forth in the SEC Documents, there has been no breach or default by the Company, or to the best of the Company's knowledge, by any other party thereto, of any provisions of any material agreements to which the Company is a party, and nothing has occurred which, with lapse of time or the giving of notice of both, would constitute a breach or default by the Company, or to the best of the Company's knowledge, by any other party thereto.

             (f) Brokers. The Investor shall not be responsible for any fees of any broker, finder, commission agent or other person incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

             (g) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of the Company's Certificate or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party and is still in effect, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investor and not to the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell any Shares or Additional Shares in accordance with the terms hereof and under the Warrants (other than any NASD filings which may be required to be made by the Company subsequent to any Closing, and the Registration Statement and compliance with applicable state securities or "blue sky" laws); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

             (h) (i) SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents, together with all exhibits, financial statements and schedules thereto required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), (all of the foregoing, whether heretofore or hereafter filed with the SEC, and the Registration Statement, when declared effective, being hereinafter referred to herein as the "SEC Documents"). The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the 1933 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of delivery by the Investor of the prospectus contained in the Registration Statement in connection with sales of Shares by the Investor, such prospectus will comply in all material respects with the requirements of the 1933 Act and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules and regulations applicable to such prospectus. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (ii) The SEC has not issued an order preventing or suspending the use of any prospectus relating to the offering of any Shares nor instituted proceedings for that purpose.

             (i) No Material Adverse Change. No Material Adverse Effect has occurred or exists with respect to the Company since (i) in the case of the first Closing hereunder, the last day of the period to which the Company's most recent Form 10-K or

10-Q, as the case may be, filed by the Company with the SEC relates and (ii) in the case of subsequent Closings hereunder, the date of the Registration Statement and the prospectus delivered in connection therewith.

             (j) No Undisclosed Liabilities. The Company has no liabilities or obligations not disclosed in (i) in the case of the first Closing hereunder, the Company's most recent Form 10-K or 10-Q, as the case may be, filed by the Company with the SEC and (ii) in the case of subsequent Closings hereunder, the Registration Statement and the prospectus delivered in connection therewith, other than those incurred in the ordinary course of the Company's business and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

             (k) No Undisclosed Events or Circumstances. No event or circum-stance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, would be required to be disclosed by the Company under either the 1933 Act or the Exchange Act or other applicable law but which has not been so publicly announced or disclosed.

             (l) Litigation. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company. Except as set forth in the SEC Documents no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect on the Company or which might materially adversely affect the transactions contemplated by this Agreement.

             (m) Intellectual Property. To the best of its knowledge, the Company and its subsidiaries validly own or have the right to use all material copyrights, trademarks, patents and other intellectual property rights (collectively, "Intellectual Property") material to the operation of their business, and such Intellectual Property is not subject to any material infringement known to the Company, except as otherwise disclosed in the SEC Documents. Except as disclosed in the SEC Documents, to the best of the Company's knowledge, the Company is not in any way making any unlawful or wrongful use of any Intellectual Property of any third party which might result in a Material Adverse Effect on the Company or which might materially adversely affect the transactions contemplated by this Agreement.

             (n) Principal Market. As of the date of this Agreement, the Principal Market on which the shares of Common Stock are traded is the NASDAQ National Market.

     Section 2.2 Representations and Warranties of the Investor. The Investor hereby makes the following representations and warranties to the
Company:

             (a) Authorization; Enforcement. (i) The Investor has the requisite power and authority and has sufficient capital to enter into and perform this Agreement and to purchase the Shares to be sold hereunder,
(ii) the execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, as the case may be, and no further consent or authorization of the Investor or its Board of Directors, stockholder(s), or partners, as the case may be, is required,
(iii) this Agreement has been duly authorized, executed and delivered by the Investor, and (iv) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

             (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of the Investor's charter documents, By-Laws, Partnership Agreement or Certificate of Limited Partnership, as the case may be, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate have a Material Adverse Effect on the Investor or a material adverse effect on the Company or the transactions contemplated hereunder). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or purchase the Shares or the Additional Shares in accordance with the terms hereof; provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

             (c) Ownership. The Investor is duly organized and validly existing under the laws of the State of Delaware and has been afforded, to the satisfaction of the Investor, the opportunity to review the SEC Documents and obtain such additional publicly available information concerning the Company and its business, and to ask such questions and receive such answers (based upon publicly available information), as the Investor deems necessary to make an informed investment decision.

             (d) Investment Representation. The Investor is purchasing the Shares for its own account. Investor has no present intention to sell any Shares, and the Investor has no present arrangement (whether or not legally binding) at any time to sell

Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of all Shares at any time in accordance with Federal securities laws applicable to such disposition.

                                 ARTICLE III

                                 Covenants
                                 ---------

     Section 3.1  Securities Compliance.

             (a) The Company shall notify the SEC and the Principal Market and any other applicable market in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of all Shares to the Investor.

             (b) The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said act, will comply with all requirements related to the Registration Statement, and will not take any action or file any document (whether or not permitted by said
Act or the rules thereunder) to terminate or suspend such Registration Statement or to terminate or suspend its reporting and filing obligations under the Exchange Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock (including the Shares) on the Principal Market; and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

     Section 3.2  Preliminary Put Notice.  In order to provide the
Investor's designated representatives adequate opportunity to conduct appropriate due diligence in connection with each Put Notice, the Company shall deliver to the Investor, at least seventeen (17) calendar days prior to the delivery of each Put Notice, a Preliminary Put Notice which Notice shall state that the Company is considering delivery of a Put Notice to the Investor seventeen (17) or more calendar days following delivery of the Preliminary Put Notice. In no event shall delivery of a Preliminary Put Notice to the Investor obligate the Company to deliver any Put Notice to the Investor, provided, however that if the Company fails on more than two occasions in any 12 month period to deliver a Put Notice within thirty days of delivery of a Preliminary Put Notice, then the Company shall pay the reasonable due diligence costs of the Investor with respect to each subsequent Preliminary Put Notice delivered during such twelve month period, not to exceed $15,000.

                                  ARTICLE IV

                                  Conditions
                                  ----------

           Section 4.1 Conditions Precedent to the Obligation of the Company to Sell Shares. The obligation hereunder of the Company to issue and/or sell the Shares (other than the Warrant Shares) to the Investor is further subject to the satisfaction, at or before the respective issuance and deliveries thereof, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

             (a) Accuracy of the Investor Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the date of such issuance and delivery as though made at that time.

             (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such date.

             (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

       Section 4.2 Conditions Precedent to the Obligation of the Investor to Purchase any Shares. The obligation of the Investor hereunder to acquire and pay for Shares other than Warrant Shares is subject to the satisfaction, at or before each Closing of each of the following conditions set forth below.
These conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

             (a)  Accuracy of the Company's Representations and Warranties.
The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Closing Date, as though made at that time (except for representations and warranties that speak as of a particular date or refer to a particular point in time), provided that for purposes hereof, the representations and warranties made in Section 2.1(i) and (j), shall be deemed to be true and correct if the existence of a Material Adverse Effect on the Company referred to therein was publicly disclosed by the Company and widely disseminated at least five (5) Trading Days before the date of the applicable Put Notice.

             (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such Closing.

             (c) Principal Market. From the date hereof to each Closing Date, as to the Shares to be issued and delivered on such Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC or the Principal Market, (except for any suspension of trading of limited duration agreed to between the Company and the Principal Market, solely to permit dissemination of material information regarding the Company), and trading in securities generally as reported by the Principal Market, shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades are reported by the Principal Market.

             (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

             (e) Opinion of Counsel, Etc. At each Closing the Investor shall have received an opinion of Brobeck Phleger & Harrison, counsel to the Company, (in substantially the form of Exhibit A hereto), dated the effective date of such Closing, and such other certificates, opinions of other counsel, and documents as the Investor or its counsel shall reasonably require incident to such Closing.

             (f) Effectiveness of Registration Statement. The Registration Statement shall be effective at the time of each Closing and no stop order suspending the effectiveness of the Registration Statement shall have been instituted or shall be pending.

             (g) Accuracy of Registration Statement. At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (h) Comfort Letter. Investor, at its expense, shall have received a comfort letter from the Company's independent auditors generally in the form of Exhibit B hereto.

             (i) Officer's Certificate. At each Closing the Investor shall have received a certificate(s) from the CEO and/or CFO of the Company in substantially the form of Exhibit C hereto.

             (j) No Bankruptcy Filing. There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily with respect to the Company and there shall not have commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

             (k) No Adverse Opinion of Counsel. During the seventeen calendar day period following a Preliminary Put Notice, the Investor's counsel shall not have delivered to the Company a copy of an opinion addressed to the Investor stating Investor's counsel's belief that there is a reasonable likelihood that the Registration Statement contains an untrue statement of material fact or omits a material fact required to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If any such opinion is delivered, copies of the same shall be delivered to the Company's counsel and Investor's counsel shall communicate the basis for such opinion to the Company's counsel promptly after rendering such opinion to Investor. The Company shall have no right or claim against Investor's counsel with respect to any such opinion.

             (l) The Company shall not have notified the Investor's designated representatives in accordance with Section 1.5(b)(v) of the existence of any non-public information of the kind described in Section 1.5(b)(v).

                                  ARTICLE V

                                 Termination
                                 -----------

     Section 5.1 Optional Termination. This Agreement may be terminated at any time by the mutual consent of the Company and the Investor, or at any time upon written notice delivered to the Investor by the Company, provided that the provisions of Sections 1.3, 1.5, 1.8 and 1.9 and Article VI and the representations, warranties and covenants contained in this Agreement shall survive its termination for the period of any applicable statute of limitations, and provided further that if a decision to terminate the Agreement is made during any Valuation Period (including, without limitation, any suspended Valuation Period), such termination shall not be effective until thirty (30) days after such Valuation Period has elapsed.

     Section 5.2 Automatic Termination. This Agreement shall automatically terminate without any further action of either party hereto when (a) the Investor has invested an aggregate of $50,000,000 in the Common Stock of the Company pursuant to this Agreement, excluding any amounts paid pursuant to
Section 1.3(e) herein and (b) all Valuation Periods with respect to all Put Notices have expired, and no further adjustments or payments must be made pursuant to Section 1.3 herein provided that the provisions of Sections 1.3, 1.5, 1.8, and 1.9 and Article VI and the representations, warranties and covenants contained in this Agreement shall survive the termination of this Agreement for the period of any applicable statute of limitations.

      All representations, warranties and covenants shall survive each Closing and termination of this Agreement.

       Section 5.3 Change in Control. From and after the date hereof, upon any Change of Control (as defined below), the Company shall no longer have the right to deliver any Put Notice to the Investor. A "Change of Control" shall mean any transaction or series of transactions which results in any person or affiliated group of persons gaining control of 50% or more of the voting stock of the Company or 50% or more of the Company's Board of Directors.

                                  ARTICLE VI

                                 Miscellaneous
                                 -------------

     Section 6.1  Fees and Expenses.

             (a) Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided that the Company shall pay, upon execution of this Agreement, $20,000 of attorneys' fees and expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereunder.
The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Shares issued pursuant hereto.

             (b) Upon execution hereof, the Investor shall purchase from the Company, and the Company shall deliver to the Investor warrants (the "Warrants") to purchase 175,000 shares of the Common Stock which Warrants shall have a term of seven years and an exercise price of $10.50 per share. The purchase price for the Warrants shall be $10,000. In the event that the Investor for any reason does not fulfill its commitment to purchase Shares, or make any additional dollar payment as provided in Section 1.3(e), in accordance with the terms and conditions of this Agreement and assuming that the Company is in full compliance with the terms of this Agreement and all closing conditions have been met (a "Failure to Purchase"), the Investor shall promptly upon such Failure to Purchase deliver to the Company, (i) that percentage of the total number of Warrant Shares as is equal to that percentage of $50,000,000 which the Investor failed to deliver to the Company at the time of the Failure to Purchase, or (ii) cash equal to 1-3/4% of the amount which the Investor failed to deliver to the Company at the time of the Failure to Purchase or (iii) Common Stock equal in value, based on the market value of such Common Stock on the date of such Failure to Purchase, equal to 1-3/4% of the amount which the Investor failed to deliver to the Company at the time of the Failure to Purchase. The determination as to type of consideration to be delivered to the Company pursuant to the immediately preceding sentence shall be made by the Investor, in its sole discretion. Nothing in this Section 6.1(b) is intended to limit or in any way be in lieu of any rights or remedies which the Company may have against Investor for any breach by Investor of this Agreement or other agreements entered into pursuant to this Agreement.

     Section 6.2  Specific Enforcement; Consent to Jurisdiction.

             (a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

             (b) Each of the Company and the Investor (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and
(ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

      Section 6.3 Entire Agreement; Amendments. Other than with respect to matters described in that certain letter between the parties dated the date hereof and the Warrant, this Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

        Section 6.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received). The addresses for such communications shall be:

     to the Company:

                 Advanced Tissue Sciences, Inc.
                 10933 North Torrey Pines Road
                 La Jolla, California 92037
                 Attn:  Chief Executive Officer
                 Fax:  (619) 450-5732

     with copies to:

                 Brobeck Phleger & Harrison
                 4675 MacArthur Court
                 Suite 1000
                 Newport Beach, California 92660
                 Attn:  Richard A. Fink, Esq.
                 Fax:  (714) 752-7522

     to the Investor:

                 Ramius Hatteras Partners, L.P.
                 40 West 57th Street, 15th Floor
                 New York, New York 10019
                 Attn:  Jeffrey E. Devers
                 Fax:  (212) 698-0589

     with copies to:

                 Kleinberg, Kaplan, Wolf & Cohen
                 551 Fifth Avenue, 18th Floor
                 New York, New York  10176
                 Attention:  Stephen Schultz, Esq.
                 Fax:  (212) 986-8866

                 Promethean Investment Group, LLC
                 40 West 57th Street, Suite 1520
                 New York, New York  10019
                 Attention:  James F. O'Brien, Jr.
                 Fax (212) 698-0505

                 Goulston & Storrs, P.C.
                 400 Atlantic Avenue
                 Boston, Massachusetts  02110-3333
                 Attention:  Richard Langerman, Esq.
                 Fax (617) 574-4112

Either party hereto may from time to time change its address for notices under this Section 6.4 by giving written notice of such changed address to the other party hereto.

        Section 6.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The parties hereto waive any and all rights to a jury trial in connection with any action or proceeding arising under this Agreement, the Warrants or the transactions contemplated hereby or thereby.

       Section 6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

       Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. Neither the Company nor the Investor shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that the Company may assign its rights and obligations hereunder to any acquirer of substantially all of the assets or a controlling equity interest of the Company provided that such assignment shall be subject to (i) the Change of Control provisions contained in Section 5.3 above and (ii) Investor's prior written consent which consent may not be unreasonably withheld. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

      Section 6.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Section 6.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of New York without regard to the principles of conflict of laws.

      Section 6.10 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other party within five days of the execution and delivery hereof.

      Section 6.11 Publicity. The Company and the Investor shall consult and cooperate with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, provided the foregoing shall not interfere with the legal obligations of either party with respect to public disclosure; and provided further, that neither the Company nor the Investor shall be required to consult with the other if any such press release or public statement does not specifically name the other.


          [The rest of this page has been intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                         ADVANCED TISSUE SCIENCES, INC.


                                         By:_________________________________
                                            Name:  Arthur J. Benvenuto
                                            Its Chairman of the Board and
                                            Chief Executive Officer



                                         RAMIUS HATTERAS PARTNERS, L.P.


                                         By:     Bertram Capital, LLC

                                                 By:_______________________
                                                    Jeffrey E. Devers
                                                    Managing Member

                                             [Date]

                                             Exhibit A

Ramius Hatteras Partners
40 West 57th Street
15th Floor
New York, NY  10019

Re:  Investment by Ramius Hatteras Partners in Advanced Tissue Sciences, Inc.
     ------------------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company"), in connection with the proposed sale and issuance of authorized but previously unissued shares of the Company's common stock, $0.01 par value per share (the "Shares"), pursuant to the Investment Agreement ("Agreement") entered into on February 9, 1996, between the Company and Ramius Hatteras Partners, L.P. ("Investor"). Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement.

     In connection with rendering the opinions set forth herein, we have examined a copy of the Agreement, the Company's Certificate of Incorporation, as amended to date, its By-laws, as amended to date, the proceedings of the Company's Board of Directors taken in connection with the sale and issuance of the Shares as defined in the Agreement issued on the date hereof (the "Shares"), which for all purposes of this letter include Additional Shares, as defined in the Agreement, issued in connection with the sale and issuance of the Shares issued on the date hereof. As to certain matters of fact, we have relied upon a certificate of the Chief Executive Officer of the Company.

     In conducting our examination, we have assumed the following: (i) that the Agreement has been executed by each of the parties thereto in the same form as the copy which we have examined; (ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; (iii) that the Agreement has been duly and validly authorized, executed, and delivered by the party or parties thereto other than the Company; and (iv) that the Agreement constitutes the valid and binding agreement of the party or parties thereto other than the Company, enforceable against such party or parties in accordance with the terms of the Agreement.

     With respect to matters stated herein to be to our knowledge, we have advised you only as to the actual knowledge without independent investigation (other than obtaining a certificate as to certain facts executed by the Chief Executive Officer of the Company) of those lawyers in our firm who have devoted substantive attention to this transaction on behalf of the Company.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any active subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have Material Adverse Effect, as defined in the Agreement.

     2.     (i)     The Company has the requisite corporate power and
authority to enter into and perform the Agreement and the Warrants and to issue the Shares and the Warrants in accordance with the terms of the Agreement and the Warrants, (ii) the execution and delivery of the Agreement and the Warrants by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by the Company' s Board of Directors and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) the Agreement and the Warrants have been duly executed and delivered by the Company, and (iv) the Agreement and the Warrants constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     3.     No shares of Common Stock are entitled to preemptive rights.

     4. The Shares are duly authorized and, when delivered and paid for in accordance with the terms of the Agreement or upon exercise of the Warrants, shall be validly issued, fully paid and non-assessable. The Company has reserved for issuance the requisite number of shares of Common Stock to be issued pursuant to the Warrants.

     5. The execution, delivery and performance of the Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated by the Agreement and the Warrants do not and will not result in a violation of the Company's Certificate of Incorporation or By-laws or, to our knowledge, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party and which has been filed as an exhibit in SEC Documents.

     6. The execution, delivery and performance of the Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated by the Agreement and the Warrants (i) do not and will not result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect, as defined in the Agreement), and (ii) will not require the Company to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Agreement or the Warrants or to issue and sell the Shares or the Additional Shares in accordance with the terms thereof.

     7. Other than as described in the SEC Documents, there is, to our knowledge, no litigation pending or threatened against the Company which, if decided adversely to the Company, would (i) have a Material Adverse Effect, as defined in the Agreement, or (ii) adversely affect the enforceability of the Agreement or the Warrants or interfere with the consummation of the transactions described in the Agreement or the Warrants.

     8. Based on a letter from the staff of the Securities and Exchange Commission (the "Commission") dated ___________, the Registration Statement has become effective under the Securities Act of 1933 (the "Act"). We do not know of the issuance of any stop order suspending the effectiveness of the Registration Statement by the Commission or of any proceeding for that purpose under the Act which has been instituted or threatened.

     9. We have participated in discussions with various representatives of the Company and its independent public accountants, in which the business and affairs of the Company and the contents of the Registration Statement and the prospectus contained therein (the "Prospectus") were discussed. We have also made inquiries of representatives of the Company and its accountants as to whether there have been any material changes in the affairs of the Company
since  _______________.   We have not, however, except with respect to matters
expressly covered above by this opinion, independently checked or verified the accuracy, completeness or fairness of the information contained in the Registration Statement or the Prospectus. Based solely upon our participation in the foregoing discussions, the foregoing inquiries and our examination of the documents referred to above and such other documents as came to our attention as a result of such discussions and inquiries, we may state that as of ______________, the Registration Statement and the Prospectus complied as to form in all material respects with the requirements of the Act and the published rules and regulations of the Commission thereunder and we do not know of any legal or governmental proceeding to which the Company is a party or to which any of its property is subject required to be described in the Prospectus which is not described as required, nor of any contract or other document of a character required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement which is not so described or filed. Further, we have no reason to believe that (i) as of _______________, the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) as of _______________, the Prospectus contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) it is necessary as of this date to supplement or amend the Registration Statement or the Prospectus. We are not called upon to express, and do not express, any view, opinion or belief as to
(i) the statements, discussions, descriptions or references to (1) patent and other intellectual property law matters, or (2) FDA and other regulatory matters, and (ii) the financial statements and the notes thereto and the schedules and other financial and statistical data included in the Registration Statement or the Prospectus or any document incorporated therein.

      Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

     (a) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally including, without limitation, the effect of statutory or other laws regarding fraudulent transfers and preferential transfers.

     (b) We express no opinion as to the Company's compliance or noncompliance with applicable federal or state antitrust statutes, laws, rules and regulations.

     (c) Limitations imposed by general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity.

     (d) The effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing.

     (e) The unenforceability under certain circumstances of provisions indemnifying a party against, or requiring contribution toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy. In this regard, we advise you that in the opinion of the United States Securities and Exchange Commission indemnification of directors, officers and controlling persons of an issuer against liabilities arising under the Act, is against public policy and is therefore unenforceable.

     (f) The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

     (g) We express no opinion as to provisions purporting to require the award or payment of attorneys' fees, expenses or costs, where such provisions do not satisfy, where applicable, the requirements of California Civil Code
Section 1717 et. seq. or in any action where the Company is not the prevailing party.

     This opinion is based solely upon the laws of the United States, the laws of the State of New York, the laws of the State of California and the Delaware General Corporation Law, as currently in effect, and does not include an interpretation or statement concerning the laws of any other state or
jurisdiction.   Insofar as the enforceability of the Agreement may be governed by the laws of other states, we have assumed with your consent and without independent investigation that such laws are identical in all material respects to the laws of the State of Delaware.

     This opinion is rendered as of the date first above written solely for your benefit in connection with the Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

     The opinions expressed herein are given to you solely for your use in connection with the Agreement and may not be relied upon by any other person or entity or for any other purpose without our prior consent.

                              Very truly yours,

                              BROBECK, PHLEGER & HARRISON, LLP

                               EXHIBIT B
                               ---------


 September 30, 19__


Example City
Any State Utility System
and
Jones, Smith & Co.
One Wall Street
New York, NY 10011

Dear Sirs:

We have audited the balance sheets of Example City, Any State Utility System as of December 31, 19__ and 19__, and the statements of revenues, expenses, and changes in retained earnings and cash flows for the years then ended, included in the Official Statement for $30,000,000 of Example City, Any State Utility System Revenue Bonds due November 30, 19__. Our report with respect thereto is included in the official statement. This official statement, dated August 30, 19__, is herein referred to as the Official Statement.

This letter is being furnished in reliance upon your representation to us that:

     a. You are knowledgeable with respect to the due diligence review process that would be performed if this placement of securities were being registered pursuant to the Securities Act of 1933 (the Act).

     b. In connection with the offering of revenue bonds, the review process you have performed is substantially consistent with the due diligence review process that you would have performed if this placement of securities were being registered pursuant to the Act.

In connection with the Official Statement:

     1. We are independent auditors with respect to Example City, Any State and its Utility System under Rule 101 of the AICPA's Code of Professional Conduct, and its interpretations and rulings.

     2. We have not audited any financial statements of Example City, Any State Utility System as of any date or for any period subsequent to December 31, 19__. The purpose (and therefore the scope) of our audit for the year ended December 31, 19__, was to enable us to express our opinon on the financial statements as of December 31, 199_ and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express any opinion on: the unaudited balance sheet at June 30, 19__; the unaudited statements of revenues, expenses, and changes in retained earnings and cash flows for the six-month periods ended June 30, 19__ and 19__, included in the Official Statement; or the financial position, results of operations, or cash flows as of any other date or for any period subsequent to December 31, 19__.

     3. For purposes of this letter we have read the 19__ minutes of the meetings of the City Council of Example City, Any State as set forth in the minute books through September 25, 19__, the City Clerk of Example City having advised us that the minutes of all such meetings through that date were set forth therein, and have carried out other procedures to September 25, 19__ as follows (our work did not extend to the period from September 26, 19__ to September 30, 19__ inclusive):

           a. With respect to the six-month periods ended June 30, 19__ and 19__, we have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS 71, Interim Financial Information, on the unaudited balance sheet at June 30, 19__ and the unaudited statements of revenues, expenses, and changes in retained earnings and cash flows for the six-month periods ended June 30, 19__ and 19__, included in the Official Statement.

           b. With respect to the period from July 1, 19__ to August 31, 19__, we have:

               (1) read the unaudited financial statements for July and August of both 19__ and 19__ furnished to us by City Officials, and agreed the amounts contained therein to the City's accounting records, City Officials having advised us that no such financial statements as of any date or for any period subsequent to August 31, 19__ were available; and

               (2) Inquired of City Officials who have responsibility for financial and accounting matters as to whether the unaudited financial statements referred to under b(1) are stated on a basis substantially consistent with that of the audited financial statements included in the Official Statement.

The foregoing procedures do not constitute an audit conducted in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to comments in the following paragraphs. Accordingly, we make no representation as to the sufficiency of the foregoing procedures for your purposes.

     4. Nothing came to our attention as a result of the foregoing procedures that caused us to believe that:

           a. any material modifications should be made to the unaudited financial statements described in 3.a. above, included in the Official Statement, for them to be in conformity with generally accepted accounting principles; or

           b. at August 31, 19__, there was any increase in long-term debt or any decrease in net current assets of Example City, Any State, Utility system as compared with amounts shown in the June 30, 19__ unaudited balance sheet, included in the Official Statement, or for the period from July 1, 19__ to August 31, 19__, there were any decreases, as compared with the corresponding period in the preceding year, in total operating revenues, income from operations or net income, except in all instances for increases or decreases that the Official Statement discloses have occurred or may occur.

     5. As mentioned under 3.b. above, City Officials have advised us that no financial statements as of any date or for any period subsequent to August 31, 19__ are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after August 31, 19__ have, of necessity, been even more limited than those with respect to the periods referred to in 3. above. We have inquired of City Officials who have responsibility for financial and accounting matters as to whether:
           (i) at September 25, 19__ there was any increase in long-term debt or any decrease in net current assets of Example City, Any State Utility System as compared with the amounts shown on the June 30, 19__ unaudited balance sheet included in the Official Statement, or (ii) for the period from July 1, 19__ to September 25, 19__, there was any decrease, as compared with the corresponding period in the preceding year, in total operating revenues, income from operations or net income. On the basis of these inquiries and our reading of the minutes as described in 3. above, nothing came to our attention that caused us to believe that there was any such increase or decrease, except in all instances for increases or decreases which the Official Statement discloses have occurred or may occur.

     6. This letter is solely for the information of the addressees and to assist the investors in conducting and documenting their investigation of the affairs of the Example City, Any State Utility System in connection with the offering of securities covered by the Official Statement, and it is not to be used, circulated, quoted, or otherwise referred to for any purposes, including but not limited to the purchase or sale of securities, nor is it to be filed with or referred to in whole or in part in the Official Statement or any other document, except that reference may be made to it in the Purchase Contract or in any list of closing documents pertaining to the offering of securities covered by the Official Statement.

        If requested, the letter could contain comments on pro forma financial information. If requested, the letter also could contain comments on tables, statistics and other financial information, except that negative assurance regarding compliance with regulatory requirements would not be appropriate.

                               EXHIBIT C
                               ---------

                          OFFICER'S CERTIFICATE


     [NAME], the [OFFICE] and Chief Executive Officer of Advanced Tissue Sciences, Inc. (the "Company"), and [NAME], the [OFFICE] and Chief Financial Officer of the Company, do hereby certify that:

     1. The representations and warranties of the Company contained in the Investment Agreement dated February 9, 1996, between the Company and Ramius Hatteras Partners, L.P. (the "Agreement"), are true and correct in all material respects, as if made at and as of the date hereof (except for representations and warranties that speak as of a particular date or refer to a particular point in time), provided that for purposes hereof, the representations and warranties made in Sections 2.1(i) and (j) of the Agreement shall be deemed to be true and correct if the existence of a Material Adverse Effect on the Company referred to therein was publicly disclosed by the Company and widely disseminated at least five (5) Trading Days before the date of the Put Notice to which this Certificate relates. The Company has complied with all the agreements, has performed all the obligations and has satisfied all the conditions on its part to be complied with, performed or satisfied at or prior to the date of this Certificate specified in the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

      2. The Registration Statement on Form S-3 (SEC No. ___________) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") has become and is currently effective, and to the best knowledge of the respective signers, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or is threatened by the Commission.

      3. All filings, if any, required by Rule 424(b) and Rule 415 of the Securities Act of 1933, as amended, have been made.

      4. The respective signers have each carefully examined the Registration Statement (the "Prospectus"), and any amendments or supplements thereto, and to the best of their knowledge the Registration Statement and the Prospectus, and any amendments or supplements thereto, contain all statements and information required to be included therein, and all statements contained therein are true and correct, and neither the Registration Statement nor Prospectus, nor any amendment or supplements thereto, includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made) and, since the effective date of the Registration Statement, there has occurred no event required to be set forth in an amendment or supplemental Registration Statement or Prospectus which has not been so set forth.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on the _____ day of ______________, 19___, which is a Closing Date, as such term is defined in the Agreement.



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                                 C-2